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                    PENSION AND INSURANCE SERVICES AGREEMENT

         This Pension and Insurance Services Agreement is made this first day of January 1997 by and between Jefferson Smurfit Corporation, a Delaware corporation ("JSC") and Smurfit Latin America ("SLA"), a Division of Smurfit Packaging Corporation, a Delaware Corporation.

                              W I T N E S S E T H:

         WHEREAS, commencing on the date hereof, SLA desires to obtain from JSC, and JSC is willing to provide to SLA, certain pension and insurance services, in accordance with the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, JSC and SLA agree as follows:

         l. (a) Beginning on the date hereof, and continuing until this Agreement is terminated pursuant to Paragraph 3 hereof, JSC, through its Smurfit Pension and Insurance Services Company division, shall provide or otherwise make available to SLA the same pension and insurance services which it provides for itself ("Services"). Notwithstanding the foregoing, the Services shall not include, and JSC shall not provide to SLA, any services with respect to employee benefit plans operated as a multi-employer union plan. Further, the Services shall not include any services related to plan design or establishment of new plans.

         (b) In connection with the Services, administrative and pension fund






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investment policy shall be determined by the Administrative Committee of
Jefferson Smurfit Corporation Retirement Plans.


         2. (a) Subject to Paragraphs 2 (c) and 2 (d) hereof,in consideration for the Services provided by JSC to SLA pursuant to this Agreement:

         (l) SLA shall pay to JSC a fee of $215,500 for the Services for the period beginning on the date hereof and ending on December 31, 1997 and thereafter an annual fee as negotiated pursuant to Paragraph 2(d), in each case payable as provided in paragraph 2(b) hereof.

         (2) Subject to SLA's prior approval, SLA shall pay third parties, retained by JSC, for services rendered in respect of this Agreement, including but not limited to, administrative, consulting and actuarial services.


         (3) SLA shall reimburse JSC for all reasonable costs paid by JSC for the benefit of SLA under insurance policies, and for travel and entertainment expenses incurred by JSC in providing the Services to SLA as provided in Paragraph 2(b) hereof.

         (b) The fee provided in Paragraph 2(a) (1) hereof shall be payable by SLA to JSC on a quarterly basis, in four equal installments of $53,875 each, within 30 days after the beginning of the quarter to which such payment is attributable. SLA shall reimburse JSC for insurance premiums and for travel and entertainment expenses as provided in Paragraph (2) (a) (3) hereof from time to time upon receipt by SLA from JSC of invoices setting forth in





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reasonable detail such fees and premiums, or of such documents or receipts substantiating such travel and entertainment expenses; as the case may be.

         (c) In addition to the fees and reimbursements payable by SLA to JSC pursuant to Paragraph 2(a) hereof, in the event that at any time during the term of this Agreement the performance by JSC of its obligations hereunder requires unusual additional expenditures, including time by JSC personnel, and for services rendered by third parties, JSC shall be entitled to charge an additional fee to SLA as shall be reasonable and appropriate in light of all factors relevant to adequately compensating JSC for providing the Services.

         (d) The annual fee payable by SLA to JSC pursuant to Paragraph 2(a) hereof shall be revised on January 1, l998 and annually thereafter, (i) as shall be reasonable and appropriate in light of all factors then existing and relevant with respect to adequately compensating JSC for the Services and (ii) as agreed by the parties hereto.

         3. The term of this Agreement shall commence on the date hereof and continue until December 31, 1997, and shall automatically renew from year to year thereafter until terminated by either party; provided, however, that each of SLA and JSC may terminate this Agreement only upon not less than ninety days' prior written notice given to the other party at any time on or after the first anniversary of the date hereof.

         4. Nothing contained herein shall be construed to relieve the officers of SLA from the performance of their respective duties, or limit the exercise of their powers in accordance with





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any applicable provisions of law, or otherwise, or limit any liability of any person arising in connection with the conduct or status of such person as an officer of SLA.


         5. Subject to such rights and limitations in ERISA as may not be waived or modified by contract, JSC shall not be liable to SLA or to any officer or employee of SLA, for any cost, damage, expense or loss, including without limitation any special, indirect, consequential or punitive damages, of SLA or any such officer, allegedly arising out of (i) JSC's failure to perform any Services for SLA hereunder or the misperformance of any Services, unless such failure or misperformance results from the gross negligence of JSC, or (ii) SLA's or such officer's or employee's reliance on any advice or data JSC may provide to SLA pursuant to this Agreement. JSC makes no warranties of any kind, express or implied, with respect to the Services provided hereunder except as expressly set forth herein.

         6. Any notice or other communication required by or specifically provided for in this Agreement shall be in writing and shall be deemed to have been given when delivered in person, when sent by telex, telecopier or similar telecommunications device with answerback received, or seventy-two (72) hours after being deposited in the U.S. mails, first class postage prepaid, addressed as follows:

                  If to JSC:

                                Smurfit Pension and Insurance
                                  Services Company
                                8182 Maryland Ave.





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                                Clayton, Missouri 63105

              Attn:  Lyle L. Meyer

                  If to SLA:

           Smurfit Latin America
           #1 Turnberry Place
           19495 Biscayne Blvd., Ste. 300
           North Miami Beach,  FL  33180
           Attn:  German Esguerra

or to such other address as such party shall have designated by notice hereunder to the other party.

         7. This Agreement shall not be assignable by either party except with the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.

         8. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to its conflict of laws provisions.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                       JEFFERSON SMURFIT CORPORATION

                       By___________________________
                          Lyle L. Meyer
                          Vice President





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                                            SMURFIT LATIN AMERICA DIVISION
                                            SMURFIT PACKAGING CORPORATION

                                            By____________________________
                                            Pietro Filesi
                                            Group Vice President & COO


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